NationsBank

December 22, 1997

PERSONAL AND CONFIDENTIAL
-------------------------

CulturalAccessWorldwide
2200 Clarendon Boulevard, 11th Floor
Arlington, Virginia  22201

RE: $30,000,000 REVOLVING CREDIT FACILITY

Ladies and Gentlemen:

You have requested that NationsBank, N.A. ("NationsBank") make available a revolving credit facility of $30,000,000 (the "Facility") to CulturalAccessWorldwide (the "Borrower") pursuant to a credit agreement to be entered into.

In connection with the foregoing, NationsBank is pleased to advise you of its commitment to provide the Facility, upon the terms and conditions described in the term sheet attached hereto (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitment of NationsBank hereunder is subject, however, to each of the following terms and conditions being satisfied in a manner acceptable to NationsBank in its sole discretion:

         (a) satisfaction of each of the terms and conditions set forth herein;

         (b) satisfaction of each of the terms and conditions set forth in the Term Sheet;

         (c) the negotiation, execution and delivery of definitive documentation with respect to the Facility consistent with the Term Sheet and otherwise satisfactory to NationsBank; and

         (d) a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank in its sole discretion based upon reasonable judgment.

         The commitment of NationsBank hereunder is based upon the financial information and other information regarding the Borrower and its Subsidiaries previously provided to NationsBank. The commitments hereunder are subject to the condition, among others, that there shall not have occurred after the date of such financial information any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries and affiliates and continuing satisfaction of NationsBank, upon completion of due diligence, with the condition, assets, properties, business, operations and prospects of the Borrower and its subsidiaries and affiliates. If the continuing review by NationsBank of the Borrower discloses information relating to conditions or events not previously disclosed to NationsBank or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank which NationsBank in its sole discretion believes may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower, NationsBank may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

         You hereby represent and covenant that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to NationsBank by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Borrower that have been or are hereafter made available to NationsBank by you (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the first sentence of this paragraph is correct on the closing date.

         The Borrower agrees to indemnify and hold harmless NationsBank and each director, officer, employee, attorney and affiliate of NationsBank, and each director, officer, employee or attorney of such affiliate of NationsBank and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Facility or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or liability (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto); provided that the Borrower shall not have any obligation under this indemnity provision for liabilities resulting from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter.

         The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank hereunder.

         This letter may not be assigned by Borrower without the prior written consent of NationsBank.

         If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter and the $37,500 portion of the loan origination fee no later than 5:00 p.m. Eastern Standard Time on january 20, 1998. This letter will become effective upon your delivery to us of executed counterparts of this letter and the $37,500 portion of the upfront fee, without limiting the more specific terms hereof, and of the Term Sheet. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, the commitment will terminate on February 27, 1998, unless the Facility is closed by such time or unless NationsBank shall consent in writing to an extension, which consent shall not be unreasonably withheld.

         Except as required by applicable law, this letter and the contents hereof (including the Term Sheet) shall not be disclosed by you to any third party without the prior consent of NationsBank. You may permit your attorneys, shareholders and accountants to examine this letter and the Term Sheet. Without limiting the foregoing, in the event that you disclose the contents of this letter (including the Term Sheet) in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter (including the Term Sheet).

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet, embodies the entire agreement and understanding between NationsBank and the Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank to make any oral written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

Very truly yours,

NATIONSBANK, N.A.

/s/  Maria Manos
----------------------
By:  Maria Manos
Title:  Vice President

ACCEPTED AND AGREED TO:

CulturalAccessWorldwide



By: /s/ Michael Dinkins
   ---------------------
Title:  Senior Vice President - Finance and Administration and
        Chief Financial Officer


CulturalAccessWorldwide



By: /s/ Jack Hamerski
   -------------------
Title:  Vice President, Financial Planning and Analysis


CulturalAccessWorldwide



By: _________________________
Title:

                                   TERM SHEET
                                   ----------

THE FOLLOWING INFORMATION REPRESENTS SUMMARY INDICATIVE TERMS AND CONDITIONS FOR A NEW CREDIT FACILITY FOR CULTURALACCESSWORLDWIDE, INC. (THE "BORROWER"). THIS INFORMATION IS CONFIDENTIAL AND MAY NOT BE RELEASED BY YOU OR YOUR REPRESENTATIVES OR AGENTS IN WRITTEN OR VERBAL FORM WITHOUT THE PRIOR WRITTEN CONSENT OF THE AGENT UNTIL THE COMMITMENT HAS BEEN ACCEPTED IN WRITING BY THE BORROWER.

                          CULTURALACCESSWORLDWIDE, INC.
                          SUMMARY OF TERMS & CONDITIONS

BORROWER:         CulturalAccessWorldwide, Inc. (referred herein as
                  the "Borrower").

GUARANTORS:       All existing and hereafter acquired subsidiaries
                  of the Borrower shall be joint and several guarantors. All guarantees will be guarantees of payment and not of collection (collectively referred to herein as the "Guarantor").

AGENT AND
ARRANGER:         NationsBank, N.A. (the "Bank" or "Agent").

TYPE OF LOAN:     $30,000,000 Revolving Loan (the "Revolving Credit
                  Facility").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by the Agent, which institutions will be reasonably acceptable to the Borrower (collectively, the "Lenders").

PURPOSE
OF LOAN: The Revolving Credit Facility proceeds are to be used to:

                  a) support working capital needs of the Borrower and Guarantors, not to exceed Ten Million Dollars ($10,000,000); and

                  b) finance the acquisition of companies in the same line of business.

In the event the Revolving Credit Facility is used for acquisition financing, the following conditions would be required:

1.       The Borrower must be the surviving entity.

2. For any cash or stock acquisition involving total consideration plus assumed liabilities, including the value of any non-compete agreements or seller notes, in excess of Ten Million Dollars ($ 10,000,000) or for acquisitions involving total aggregate consideration in excess of Twenty-Five Million Dollars ($25,000,000), during the term of the Revolving Credit Facility, seek and obtain prior approval for such acquisition(s) from the Agent.

3. Prior to entering into any acquisition, the Borrower will provide to the Agent a pro-forma Compliance Certificate indicating that no default under the loan agreement currently exists or will occur as a result of the acquisition. This is to be accompanied by pro-forma financial statements which demonstrate the compliance. The pro-forma may take into consideration the Adjusted EBITDA of the targeted acquisition, for the trailing twelve-month period when accounted for under the purchase method.

4. Prior to any agreement by the Borrower to enter into an acquisition of a business domiciled outside the United States of America, seek prior approval for such acquisition from the Agent.

5. Agree to add as guarantors all subsidiaries hereinafter acquired or formed by the Borrower, and within 30 days of acquisition to cause the Agent to have a perfected first lien on all assets and stock of such subsidiaries as collateral for the Revolving Credit Facility.

6. Copies of all legal and financial documentation which, in the Agent's reasonable judgment is required to evaluate the proposed acquisition, shall be submitted to the Agent prior to the occurrence of such an acquisition.

The Borrower shall agree not to undertake any acquisition which does not compliment the Borrower's line of business in its current form or which is considered "hostile" in nature.

MATURITY:                  February 27, 2001, at which time the
                           outstanding principal balance of the
                           Revolving Credit Facility, along with any accrued but unpaid interest and fees shall be due and payable in full.

TERMS OF
PAYMENT: Interest is computed on an actual over 360 day basis and payable in arrears at the end of each interest period, but no less frequently than quarterly.

INTEREST RATE/
COMMITMENT        FEE: Until receipt of the Borrower's first fiscal quarter
                  financial statement and compliance certificate subsequent to closing, the Borrower will have the option of:

                  LIBOR + 2.00% or Base Rate plus .25%.

                  After this period, pricing will be adjusted quarterly based upon the achievement of Total Funded Debt to EBITDA (see covenants for definition). Performance based pricing plus the applicable spread is based on the table listed below:

                  COMMITMENT FEE: The commitment fee shall be payable on the unused amount of the Revolving Credit Facility, payable quarterly in arrears. The commitment fee shall be calculated based upon the achievement of Total Funded Debt to EBITDA. Performance based pricing for interest and the commitment fee is based on the table listed below:

=============================================================================================================================
                                                       Spread over               Spread over
TOTAL FUNDED DEBT TO EBITDA                             Base Rate                   LIBOR                Commitment Fee
-----------------------------------------------------------------------------------------------------------------------------
3.0:1>Pricing Ratio <= 3.5:1                               37.5                    200 bps                     25
-----------------------------------------------------------------------------------------------------------------------------
2.5:1>Pricing Ratio <= 3.0:1                               37.5                    175 bps                     25
-----------------------------------------------------------------------------------------------------------------------------
1.5:1>Pricing Ratio <= 2.5:1                                25                     150 bps                     20
-----------------------------------------------------------------------------------------------------------------------------
Pricing Ratio <= 1.5:1                                      0                      125 bps                     20
=============================================================================================================================

In all cases, EBITDA is measured by annualizing the trailing six (6) months. Adjustments to spreads shall occur quarterly on a prospective basis. The LIBOR option is available for interest periods of one (1), two (2), three (3) or four
(4) months with advances in increments of no less than Five Hundred Thousand Dollars ($500,000.00).

The "Base Rate" is defined as the higher of (a) the Federal Funds Effective Rate plus 0.50% and (b) the NationsBank Prime Lending Rate.

Subsequent to an event of default which continues beyond any applicable cure period, outstanding loans shall bear interest of two percent (2.0%) over the highest interest rate spread under the previous table.

OTHER FEES:                         LOAN ORIGINATION: A non-refundable fee equal
                                    to half of one percent (.50%) of the total



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                                                                            8




                                    Revolving Credit Facility, of which Twenty
                                    Five percent (25%) is payable upon
                                    acceptance of the Bank's commitment letter with the remaining balance due at loan closing.

SECURITY:                           First Perfected Security Interest in and an
                                    assignment of (a) all assets; (b) all cash flow streams; (c) all ownership rights; (d) and all other assets and contractual rights, of the Borrower and Guarantors, now owned or hereafter acquired, provided in the case of a foreign subsidiary there shall be a pledge of sixty-five percent (65%) of the foreign subsidiaries stock.

EXPENSES:                           The Borrower will pay all reasonable costs
                                    and expenses associated with the
                                    preparation, due diligence, administration, participation, and enforcement of all documents executed in connection with the Revolving Credit Facility, including without limitation, all legal and professional fees of the Agent regardless of whether or not the Revolving Credit
                                    Facility closes, provided, however, that the Borrower shall only pay the out-of-pocket costs incurred by the Agent.

PARTICIPATIONS &
ASSIGNMENTS:                        The Agent shall have the right to assign or
                                    participate the Revolving Credit Facility in whole or part to other Financial
                                    Institutions.  Assignments will be in
                                    minimum amounts of Five Million Dollars
                                    ($5,000,000.00) and assignees will be
                                    subject to the consent of the Borrower
                                    and the Agent, such consent not to be
                                    unreasonably withheld. Participations will be permitted in minimum amounts of One
                                    Million Dollars ($1,000,000.00), with
                                    voting rights limited to significant matters such as changes in amount, rate, security and maturity date, and will not require the consent of the Borrower.

INSURANCE:                          Borrower shall maintain insurance in all
                                    respects satisfactory to the Agent.

CONDITIONS
PRECEDENT
TO CLOSING:                         Usual and customary in a financing of this
                                    nature, including, but not limited to:

                                    (1)     Certificates of Good Standing on all
                                            corporate entities;

                                    (2)     Satisfactory legal opinions;

                                    (3)     Appropriate corporate resolutions;

                                    (4)     All representations and warranties
                                            shall be true and correct;

                                    (5)     No Default or Event of Default shall
                                            have occurred and be continuing;

                                    (6)     No material adverse change in the
                                            condition of the Borrower.

                                    (7)     Consummation of the Qualified
                                            Initial Public Offering yielding a
                                            minimum of $48,000,000 in gross cash
                                            proceeds to the Borrower and
                                            $5,000,000 in liquid assets after
                                            the payment of all outstanding debt,
                                            fees, and expenses.

                                    (8)     A business credit diagnostic
                                            examination of the books, records
                                            and systems of the Borrower and its
                                            subsidiaries to be completed within
                                            90 days of closing to be performed
                                            by the Agent's Business Credit
                                            division at the expense of the
                                            Agent.

FINANCIAL
COVENANTS:                          (1)   Minimum Fixed Charge Coverage Ratio of
                                    not less than 1.25x, measured quarterly. The
                                    Fixed Charge Coverage Ratio is defined as earnings before interest, taxes, depreciation, amortization and rent
                                    ("EBITDAR") less unfinanced capital
                                    expenditures ("CAPEX") and less dividends divided by current maturities of long term debt and capital leases, any payments due under existing earn-out agreements, interest expense, taxes, distributions and rent. All figures shall be calculated on a trailing six (6) month annualized basis and shall be in compliance with Generally Accepted
                                    Accounting Principles ("GAAP").

                                    (2)  Maximum Funded Debt to Adjusted EBITDA
                                    of 3.5 to 1.0, measured quarterly. This covenant is defined as the sum of senior debt, letters of credit, stockholder debt, subordinated debt, seller notes, the cash portion of accrued liabilities under existing earn out agreements and the value of all capitalized leases ("Funded Debt") divided by earnings before interest, taxes, depreciation and amortization ("EBITDA"), on a trailing six (6) month annualized basis, taking into consideration the EBITDA of the acquired entities for the trailing twelve month period. This EBITDA figure may be adjusted for projected reductions in owners and/or senior management compensation, whether direct or indirect, which are substantiated by employment contracts ("Adjusted EBITDA"). The adjustment for savings in owner's compensation will be capped at the lesser of $500,000 or the actual substantiated amount of the reduction. If the targeted company has been generating a negative EBITDA, the adjusted amount shall be deducted for the purpose of calculating compliance with loan covenants.

                                    (3) Maximum Funded Senior Debt to Adjusted
                                    EBITDA of 3.0 to 1.0, measured quarterly.
                                    This covenant is defined as the sum of
                                    senior debt, letters of credit, and the
                                    value of all capitalized leases ("Funded
                                    Senior Debt") divided by earnings before interest, taxes, depreciation and amortization ("EBITDA"), on a trailing six
                                    (6) month annualized basis, taking into
                                    consideration the Adjusted EBITDA of the acquired entities for the trailing twelve month period.

                                    (4) Minimum Net Worth at a level to be
                                    established by the Agent after the
                                    Borrower's initial public offering and
                                    thereafter measured quarterly. The
                                    Borrower's consolidated Minimum Net Worth will increase based on 75% of the Borrower's consolidated Net Income and 100% of the proceeds of any issuance of equity.

                                    (5) Minimum Interest Coverage Ratio of not less than 3.0x, measured quarterly. The Interest Coverage Ratio is defined as earnings before interest, taxes, depreciation, and amortization ("EBITDA") divided by interest expense. EBITDA in the



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                                                                            11




                                    case of the Interest Coverage Ratio shall be calculated on a trailing twelve (12) month basis and shall be in compliance with Generally Accepted Accounting Principles ("GAAP").

OTHER
COVENANTS:                          Customary for financings of this nature,
                                    including but not limited to:

                                    (1)     Maintenance of property and
                                            insurance;

                                    (2)     Payment of Taxes and compliance with
                                            laws;

                                    (3)     Limitation on change in management,
                                            ownership, control or conduct of
                                            business without prior written
                                            approval of the Agent. A change in
                                            management would include any two of
                                            the following five key executives:
                                            John Fitzgerald, Michael Dinkins,
                                            John Jordan, Douglas Rebak, Lee
                                            Edelstein or a majority of the Board
                                            of Directors. A change in ownership
                                            would include any person that
                                            becomes the "beneficial owner",
                                            directly or indirectly, of more than
                                            30% of the total voting power of the
                                            voting stock of the Borrower. Any
                                            change in management approved in
                                            writing by the Agent shall
                                            constitute a change to the Credit
                                            Agreement.

                                    (4)     Borrower shall be precluded from
                                            mergers (except as expressly
                                            outlined in this term sheet),
                                            consolidations, acquisitions and
                                            sale of assets outside the normal
                                            course of business.

                                    (5)     Limitation on other indebtedness and
                                            liens in excess of $10,000,000
                                            including, but not limited to
                                            accrued liabilities associated with
                                            earn out agreements, seller take
                                            back notes; and subordinated debt;

                                    (6)     Limitation on investments in excess
                                            of $5,000,000.

FINANCIAL
STATEMENTS:                         Borrower will provide to the Agent:

                                    (1) Audited Financial Statements for the
                                    Borrower and each subsidiary on a
                                    consolidated and consolidating basis within
                                    120 days after each fiscal year end. Such statements shall be satisfactory to the Agent in form and substance, performed and certified by an independent auditor and accompanied by a covenant compliance certificate executed by an authorized officer of the Borrower.

                                    (2) Unaudited Financial Statements, in form and substance satisfactory to the Agent, of the Borrower and each subsidiary due within 45 days after each QUARTER end, along with a quarterly covenant compliance certificate executed by an authorized officer of the Borrower for each quarter end.

                                    (3) Annual budgets for the Borrower and each Guarantor due forty-five (45) days after the beginning of each fiscal year.

                                    (4) Monthly accounts receivable and accounts payable agings within 45 days of month end.

                                    (5) Other reasonable and customary
                                    information required by the Agent.

REPRESENTATIONS AND
WARRANTIES:                         Customary, including, but not limited to, no
                                    material adverse change in the financial condition of the Borrower, confirmation of corporation status, and that authority;
                                    execution, delivery and performance of loan documents do not violate law or existing agreements; no litigation except as disclosed to Agent; ownership of property;
                                    payment of taxes; no material adverse change in financial condition or operations;
                                    principal place of business; compliance
                                    with environmental laws, ERISA and
                                    continuation of representations and
                                    warranties.

EVENTS OF DEFAULT:                  Usual and customary for financings of this
                                    nature, including, but not limited to:

                                    (1)     Failure of the Borrower to comply
                                            with any covenants contained in the
                                            Credit Agreement;

                                    (2)     Failure to pay any principal,
                                            interest, or any other amount
                                            payable under the Revolving Credit
                                            Facility when due;

                                    (3)     Any representations or warranty
                                            shall be untrue in any material
                                            aspect when made;

CHANGE OF
CIRCUMSTANCES:                      Customary provisions protecting the Agent in
                                    the event of unavailability of funding,
                                    illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

DUE DILIGENCE:                      The Revolving Credit Facility
                                    will be subject to the completion of
                                    satisfactory due diligence on the part of the Agent.

INDEMNIFICATION:                    The Agent will be indemnified against all
                                    losses, liabilities, claims, damages or
                                    expenses relating to its loan, the
                                    Borrower's use of the loan proceeds, or the commitment, including, but not limited to, reasonable attorney's fees and settlement costs.

CLOSING:                            On or before February 27, 1998.

GOVERNING LAW:                      State of New York.

BANK'S COUNSEL:                     Smith, Helms, Mulliss & Moore, L.L.P.

OTHER: The above indicative terms are intended as an outline only for the purpose of facilitating further discussions. The indications do not purport to summarize all the conditions, covenants, representations, warranties, and other provisions which would be contained in the definitive legal documentation for credit facilities of the nature described herein.